Exhibit 10.1

ASSET PURCHASE AGREEMENT

DATED AS OF OCTOBER 30, 2008

BY AND AMONG

MSC PRE FINISH METALS (MV) INC.,

MATERIAL SCIENCES CORPORATION,

BRIGHTSMITH, LLC,

THEODORUS A. BUS

AND

JAMES P. BUS

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INDEX OF DEFINED TERMS

Term	Section
401(k) Plan	5.7(e)
Accountants	1.2(c)
Act of Acceleration	8.5(b)
Affiliate	9.2
Affiliated Group	9.2
Agreed Tax Treatment	2.3
Agreement	Preamble
Assumed PTO Liability	1.4
Base Purchase Price	2.1
Bulk Sales Statutes	5.6
Buyer	Preamble
Buyer Indemnified Parties	8.2(a)
Buyer Principals	Preamble
Cap	8.2.(b)
CERCLA	9.2
Clearance Certificate	5.6
Closing	6.1
Closing Cash Amount	2.2
Closing Date	6.1
Closing Date Physical Inventory	1.2(a)
Code	9.2
Confidentiality Agreement	9.3
Current Employees	3.11
Damages	8.2(a)
Deductible	8.2(b)
Down Payment	2.2
Effective Time	6.1
Environment	9.2
Environmental Actions	8.5(b)
Environmental Laws	9.2
Environmental Matters	3.12
Equipment	1.1(a)
Escrow Agent	2.2
Escrow Agreement	2.2
Excluded Assets	1.3
Expenses	9.6
GAAP	9.2
Governmental Authority	3.3
Hazardous Materials	9.2
Indemnification Payment	8.4(d)
Indemnified Party	8.1

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Indemnifying Party	8.1
Intellectual Property	9.2
IRS	9.2
Laws	3.4(c)
Liens	1.6
Loan Documents	9.2
Major Damage	2.4
Morrisville Facility	Recitals
MSC	Preamble
Occurrence Date	2.4(b)
Other Claim	8.3(c)
Other Claim Notice	8.3(c)
PA DOR	5.6
Patents	9.2
Permits	9.2
Permitted Liens	9.2
Person	9.2
Protest Notice	1.2(b)
Purchase Price	9.2
Purchased Assets	1.1
Purchased Inventory and Supplies	1.2(a)
Purchased Inventory Price	1.2(b)
Purchased Inventory Price Notice	1.2(b)
RCRA	9.2
Real Estate Purchase Agreement	1.3(j)
Recipient Plan	5.7(e)
Records	1.1(c)
Second Physical Inventory	1.2(a)
Selected Inventory and Supplies	1.2(a)
Seller	Preamble
Seller Indemnified Parties	8.2(c)
Seller Note	2.2
Software	9.2
Tax	9.2
Tax Returns	9.2
Third-Party Claim	8.3(a)
Third-Party-Claim Notice	8.3(a)
Title Insurer	9.2
Trademarks	9.2
Transaction Document	9.2
Transactions	9.2
Transferred Employees	5.7(b)
Used Inventory and Supplies	1.2(a)
Valid Claim Notice	8.1
Valid Other Claim Notice	8.3(c)
Valid Third-Party Claim Notice	8.3(a)
WARN	5.7(g)

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Exhibits

Exhibit A – Seller Note

Exhibit B – Open-End Mortgage, Security Agreement and Fixture Filing

Exhibit C – Guaranty

Exhibit D – Security Agreement

Schedules

Schedule 3.3 – Required Consents and Approvals

Schedule 3.4 – Violations

Schedule 3.7 – Litigation; Compliance with Laws

Schedule 3.8 – Licenses and Permits

Schedule 3.11(a) – Labor and Employment Matters

Schedule 3.11(b) – Terminations

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 30, 2008, is by and among MSC Pre Finish Metals (MV) Inc., a Delaware corporation (“Seller”); Material Sciences Corporation, a Delaware corporation (“MSC”); Brightsmith, LLC, a Delaware limited liability company (the “Buyer”); Theodorus A. Bus and James P. Bus (together, the “Buyer Principals”).

RECITALS

A. Seller owns and operates a coil coating facility located in Morrisville, Pennsylvania (the “Morrisville Facility”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all plant and equipment and selected inventory and supplies at the Morrisville Facility, other than the Excluded Assets, on the terms and conditions set forth herein.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF ASSETS

Section 1.1. Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase and assume from Seller, all of Seller’s right, title and interest in and to all plant and equipment of the Morrisville Facility, other than the Excluded Assets (collectively, the “Purchased Assets”), including:

(a) Tangible Personal Property. All rights, title and interest in the equipment constituting the coil paint line, the slitter, material handling equipment, the roll grinder and related office furniture and equipment, tooling, racking and all other tangible personal property located at the Morrisville Facility (collectively, the “Equipment”);

(b) Licenses, Permits and Approvals. All rights of Seller in and to any Permits relating to the Morrisville Facility, to the extent assignable;

(c) Records. All operating data and records (excluding financial and customer or product-specific data and records) necessary for the operation and maintenance of the Equipment or for environmental reporting, all construction plans, all blue prints and all operating manuals (collectively, the “Records”);

(d) Information Technology and Communication Hardware. All information technology and communication hardware, including office computers and telephones, wiring and other tangibles, but only to the extent physically integrated into the Morrisville Facility; and

(e) Print Rolls. All print rolls.

Section 1.2. Inventory and Supplies.

(a) Buyer may also purchase such portion of the inventory and supplies located at the Morrisville Facility as selected by Buyer. On the Closing Date, representatives of Buyer and Seller shall take a physical inventory (the “Closing Date Physical Inventory”) of all of the inventory and supplies located at the Morrisville Facility. Buyer shall keep the inventory and supplies located at the Morrisville Facility on the Closing Date physically separate from any inventory or supplies acquired by Buyer after the Closing Date until the date that is 91 days after the Closing Date. On the date that is 90 days after the Closing Date, representatives of Buyer and Seller shall again take a physical inventory (the “Second Physical Inventory”) of all of the inventory and supplies located at the Morrisville Facility. Upon completion of the Second Physical Inventory, Buyer shall notify Seller in writing of the inventory and supplies Buyer has selected for purchase, if any (the “Selected Inventory and Supplies”). In addition, inventory and supplies that were present at the Closing Date Physical Inventory and not present at the Second Physical Inventory (the “Used Inventory and Supplies”) shall be deemed to have been selected by Buyer for purchase hereunder. The Selected Inventory and Supplies and the Used Inventory and Supplies shall collectively be referred to as the “Purchased Inventory and Supplies.”

(b) The purchase price for the Purchased Inventory and Supplies (the “Purchased Inventory Price”) shall be the aggregate of the lower of cost or market value for each item, as reflected on MSC’s records as of September 1, 2008. Buyer may test inventory samples to confirm that the value reflected on MSC’s records as of September 1, 2008 is equal to the lower of cost or market value for such item. Within five Business Days of the completion of the Second Physical Inventory, Seller shall advise Buyer in writing of the Purchased Inventory Price (the “Purchased Inventory Price Notice”). Within 10 Business Days of Seller’s delivery of the Purchased Inventory Price Notice, Buyer may deliver written notice (the “Protest Notice”) to Seller of any objection thereto, specifying any contested items and the basis therefor. The failure of Buyer to deliver such Protest Notice within the prescribed time period will constitute Buyer’s acceptance of the Purchased Inventory Price as determined by Seller.

(c) If Buyer and Seller are unable to resolve any disagreement with respect to the Purchased Inventory Price within 10 Business Days following Seller’s receipt of the Protest Notice, then the items in dispute (and solely such items) will be referred to the Grant Thornton LLP (the “Accountants”) for final determination within 45 calendar days. Buyer and Seller shall provide to the Accountants a copy of the Purchased Inventory Notice delivered by Seller to Buyer and a copy of the Protest Notice provided by Buyer to Seller. Any determination by the Accountants, with respect to any disputed item, shall not be outside the range defined by the respective amounts in the Purchased Inventory Price Notice proposed by Seller and Buyer’s proposed adjustments thereto, and such determination shall be final, binding and non-appealable upon the parties. Each of Buyer on the one hand, and Seller, on the other hand, shall bear that percentage of the fees and expenses of the Accountants equal to the proportion of the dollar value of the unresolved disputed issues determined in favor of the other party, as determined by the Accountants.

Section 1.3. Excluded Assets. Notwithstanding anything to the contrary herein, Seller shall not convey, assign or transfer to Buyer the Excluded Assets, and Buyer shall not acquire any Excluded Assets. “Excluded Assets” shall mean the following assets of Seller:

(a) Cash. All cash and cash equivalents, including without limitation, checking accounts and marketable securities of Seller;

(b) Company Records. All corporate records and minute books of Seller;

(c) Accounts Receivable. All accounts receivable, notes or other evidences of indebtedness of any Person held by Seller;

(d) Proprietary Rights. All Intellectual Property of Seller and all goodwill associated therewith, including without limitation all rights and licenses to Seller’s enterprise resource planning (ERP) system;

(e) IBM AS400. The IBM AS400 computer located in Elk Grove Village, Illinois, which is used to operate Seller’s enterprise resource planning (ERP) system;

(f) Customer Information. All customer information, sales representative information, accounting records, and all other files, programs, plans, data and related information, in whatever form, except for the Records;

(g) Books and Records. All books and records relating to the operation of the Morrisville Facility, including all records, files, papers, sales and purchase correspondence, accounting records, financial records, and the employment records of any employees of Seller, except for the Records;

(h) Employee Benefit Plans. All assets of or relating to any employee benefit plans;

(i) Excluded Inventory and Supplies. Inventory and supplies other than the Purchased Inventory and Supplies; and

(j) Real Estate. The real property on which the Morrisville Facility is located, which is being transferred pursuant to a Real Estate Purchase Agreement dated as of the date hereof among Seller, MSC, K. Matkem of Morrisville, LP and the Buyer Principals (the “Real Estate Purchase Agreement”).

Section 1.4. Assumed Liabilities. Buyer shall at the Closing assume, agree to pay, perform and discharge all liabilities and obligations for accrued but unused vacation, personal or sick time to which any Transferred Employee is entitled pursuant to the vacation, personal or sick policies applicable to such Transferred Employee immediately prior to the Closing Date (the “Assumed PTO Liability”).

Section 1.5. Excluded Liabilities. Except for the Assumed PTO Liability and as provided in Section 8.5, Buyer will not pursuant to this Agreement assume, agree to pay, perform or discharge, or in any way be responsible for, any debts (including interest and/or penalties thereon), liabilities or obligations of Seller of any kind or nature whatsoever.

Section 1.6. Liens and Encumbrances. At the Closing, Seller shall sell, transfer, assign and deliver to Buyer the Purchased Assets free and clear of all liens, mortgages, charges, security interests, pledges and other encumbrances or adverse claims or interests of any nature (“Liens”) other than Permitted Liens.

ARTICLE 2

CONSIDERATION AND MANNER OF PAYMENT

Section 2.1. Purchase Price. The aggregate cash consideration for the Purchased Assets shall be (a) $4,500,000 (the “Base Purchase Price”), plus (b) the Purchased Inventory Price, if any, minus (c) the amount of the Assumed PTO Liability. The Purchase Price shall be paid as set forth in this Article 2.

Section 2.2. Payment of Purchase Price. Upon signing this Agreement, Buyer shall deliver to Wells Fargo Bank, National Association (the “Escrow Agent”), by wire transfer of immediately available funds, an amount equal to $400,000 (the “Down Payment”), to be held pursuant to the terms of an escrow agreement (the “Escrow Agreement”) among Buyer, Seller and the Escrow Agent, dated as of the date hereof. For avoidance of doubt, the Down Payment is in addition to the Down Payment to be paid pursuant to the Real Estate Purchase Agreement, but the Escrow Agreement shall be the same Escrow Agreement referred to in the Real Estate Purchase Agreement. Subject to Section 7.3 (Treatment of Down Payment) if this Agreement is terminated, at the Closing, (a) the Escrow Agent shall pay to Seller the amount (the “Closing Cash Amount”) equal to the difference between $5,000,000 and the purchase price paid to Seller by the Escrow Agent pursuant to the Real Estate Purchase Agreement, and (b) Buyer shall deliver to Seller a promissory note (the “Seller Note”) in the form attached hereto as Exhibit A in the original principal amount equal to the difference between the Purchase Price and the Closing Cash Amount.

Section 2.3. Section 1031 Treatment and Purchase Price Allocation. Buyer recognizes and understands that this transaction may be part of a contemplated “like kind” exchange for Seller, at Seller’s sole cost and expense, under Section 1031 of the Code (the “Agreed Tax Treatment”). As such, Buyer agrees to cooperate with Seller in effectuating the Agreed Tax Treatment, which cooperation may include the execution of documents, and the taking of other reasonable action, as is reasonably necessary, in the opinion of Seller, to accomplish the Agreed Tax Treatment; provided, however that Buyer shall not be required to assume any additional third-party expense or liability in connection with, or as a part of its cooperation with, the Agreed Tax Treatment, nor shall Buyer be required to extend the Closing for purposes of accommodating the Agreed Tax Treatment.

Neither party shall take any position inconsistent with the Agreed Tax Treatment, and the parties shall file all Tax returns and reports (including IRS Form 8824 if required) with respect to the transaction contemplated hereby, and each party shall promptly give to the other written notice of any disallowance of or challenge to such reporting by any taxing governmental authority.

Subject to the Agreed Tax Treatment, Buyer and Seller and each of their respective Affiliates shall take all actions and properly and timely file all Tax Returns (including, but not limited to IRS Form 8594 (Asset Acquisition Statement)) consistent with the allocation as finally determined. For this purpose, the Base Purchase Price and the Purchased Inventory Price (and any other item of consideration for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended, including any adjustment thereto) shall be allocated among the Classes (as used and defined in IRS Form 8594, the instructions thereto, and Treasury Regulation Section 1.338-6) of the Purchased Assets as follows:

Class I	$0;

Class II	$0;

Class III	$0;

Class IV	$ an amount equal to the Purchased Inventory Price;

Class V	$ an amount equal to the difference between the Base Purchase Price and the Assumed PTO Liability;

Class VI	$0; and

Class VII	$0.

The allocation of the Purchase Price shall in no way limit the equitable or legal relief to which any party thereto may be entitled in the event of any breach of any representation, warranty or covenant contained in this Agreement.

Section 2.4. Risk of Loss. If, prior to the Closing, all or a material portion of the Equipment is damaged by fire or other casualty, Seller shall promptly give Buyer written notice of such damage.

(a) If such damage is not Major Damage (as hereinafter defined), then Buyer shall have the right at Closing to receive a credit against the Base Purchase Price in the amount of the deductible portion of Seller’s insurance (or such lesser amount as is equal to the estimated cost of repair) plus all insurance proceeds received by Seller as a result of such loss, and an assignment of Seller’s rights to such insurance proceeds. This Agreement shall continue in full force and effect with no further reduction in the Purchase Price, and Seller shall have no further liability or obligation to repair such damage or to replace the Equipment.

(b) If such damage occurs prior to Closing and the cost to repair such damage exceeds $3,000,000 or would materially interfere with the operation of the Equipment (“Major Damage”), then Seller may, at its election, (i) repair such damage and restore the Equipment to a condition that would permit the operation of the Equipment in substantially the same manner as it operated prior to the damage, and the Closing shall be postponed until such repairs have been completed or (ii) terminate the Agreement in accordance with Section 7.1(e). Seller shall provide written notice to Buyer of its election pursuant to this Section 2.4(b) within 30 days of the date on which Seller becomes aware that Major Damage has occurred (the “Occurrence Date”). If Seller elects to repair such damage, but the Equipment has not been (or the Buyer and Seller agree that it cannot be) restored on or before the date that is six months after the Occurrence Date to a condition that would permit the operation of the Equipment in substantially the same manner as it operated prior to the damage, the Buyer may, at its election, terminate this Agreement in accordance with Section 7.1(f).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

Section 3.1. Organization; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Seller is duly qualified or otherwise authorized as a foreign entity to transact business in Pennsylvania and in each other jurisdiction in which the nature of its business or the location of the Purchased Assets requires it to so qualify.

Section 3.2. Authorization. Seller has all requisite corporate authority to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which Seller is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which Seller is a party, the performance of its obligations hereunder and thereunder and the consummation by it of the Transactions have been duly authorized by all requisite action in accordance with applicable Law, and no other proceeding on the part of Seller is necessary. This Agreement and the Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

Section 3.3. Consents and Approvals. Except as set forth in Schedule 3.3, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any multi-national, national, state, provincial, local, governmental, judicial, public, quasi-public, administrative or self-regulatory authority, agency, commission, board, organization or instrumentality (collectively,

“Governmental Authority”) or other Person is required to be made or obtained in connection with the authorization, execution, delivery and performance by Seller of this Agreement and the Transaction Documents, or the consummation of the Transactions.

Section 3.4. No Violation. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party and the consummation by Seller of the Transactions do not and will not:

(a) conflict with or result in a violation of any provisions of the Certificate of Incorporation or By-Laws of Seller;

(b) except as set forth on Schedule 3.4, result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time or both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature, in any case whether written or oral, by which the Purchased Assets will be adversely affected or which would have an adverse effect on Seller’s ability to perform its obligations under this Agreement;

(c) violate or conflict with any law, federal, state or local, order, permit, writ, injunction, judgment, rule, regulation, statute, principle, ordinance, treaty, constitution, directive, code, order, decree or other decision of any court, administrative agency, or Governmental Authority (collectively, “Laws”); or

(d) result in the creation or imposition of any Lien upon any Purchased Asset.

Section 3.5. Brokers or Finders. Neither Seller nor any Affiliate of Seller has retained any broker or finder, or made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the Transactions.

Section 3.6. Title to Purchased Assets. Seller is the owner of, and has good and marketable title to all of the Purchased Assets, free and clear of any and all Liens other than Permitted Liens. Upon Seller’s transfer of the Purchased Assets to Buyer pursuant to this Agreement, Buyer will have good and marketable title to the Purchased Assets free and clear of all liens and encumbrances, except for Permitted Liens.

Section 3.7. No Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.7, there are no judgments against Seller, and there is no litigation or actions, suits, proceedings, or investigations, either judicial or administrative, pending, or to Seller’s Knowledge, threatened in writing against or relating to or materially or adversely affecting the Purchased Assets or Seller’s ability to consummate the Transactions.

(b) Except as set forth on Schedule 3.7, during the five years prior to Closing, Seller has not received any written notice of any material violation of any Laws, ordinances, orders, rules, regulations, requirements, codes, covenants or restrictions, including without limitation as to use, zoning, occupancy, construction, administration, health or safety, affecting the use of the Equipment which remains uncorrected.

Section 3.8. Licenses and Permits. Seller and/or one of its Affiliates holds all Permits for the Morrisville Facility, all of which are identified on Schedule 3.8, and complete and correct copies of which have previously been furnished to Buyer. Except as set forth on Schedule 3.8, Seller and/or its Affiliates are in compliance with such Permits, all of which are in full force and effect, and Seller and its Affiliates have not received any notices (written or oral) to the contrary.

Section 3.9. Taxes. All Taxes due and payable by Seller have been timely paid in full. Seller has timely filed all federal, state, county, local and foreign Tax Returns that it is required to have filed, and such returns are complete and correct in all material respects. There are no Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

Section 3.10. Insurance. Seller has maintained and will maintain through the Closing Date insurance coverage for the Purchased Assets in an amount not less than $5,000,000.

Section 3.11. Labor and Employment Matters. Set forth on Schedule 3.11(a) is a true and complete list of all employees of the Seller at the Morrisville Facility as of August 14, 2008 (the “Current Employees”), setting forth which such employees are represented by a union and which such employees are not represented by a union. Also set forth on Schedule 3.11(a) with respect to the Current Employees are their respective positions, rates of pay, most recent bonus paid, payroll schedule (current or in arrears) and dates of hire. For each Current Employee on a leave of absence, Schedule 3.11(a) indicates the nature of the leave of absence and (to the extent known) the employee’s anticipated date of return to active employment. With respect to the Current Employees, Seller is in substantial compliance with all Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice. Schedule 3.11(b) identifies each of Seller’s employees terminated within the 90 days preceding August 14, 2008 and the date of each such employee’s termination.

Section 3.12. Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE PURCHASED ASSETS ARE BEING SOLD BY SELLER TO BUYER ON AN “AS-IS, WHERE-IS” BASIS. THE DISCLOSURE OF ANY MATTER OR ITEM IN ANY SCHEDULE HERETO SHALL NOT BE DEEMED TO CONSTITUTE A REPRESENTATION OR WARRANTY OR AN ACKNOWLEDGEMENT THAT ANY SUCH MATTER IS REQUIRED TO BE DISCLOSED. SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AT LAW OR EQUITY, REGARDING THE PURCHASED ASSETS OR THE CONDITION OF THE PURCHASED ASSETS. BUYER ACKNOWLEDGES THAT SELLER MAKES NO REPRESENTATIONS AND WARRANTIES PERTAINING TO ENVIRONMENTAL, HEALTH OR SAFETY MATTERS OR CONDITIONS, INCLUDING WITHOUT LIMITATION THOSE ARISING UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAWS, OR ANY OTHER ENVIRONMENTAL MATTERS (“ENVIRONMENTAL MATTERS”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.1. Buyer’s Organization. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Buyer has the power and authority to own all of its properties and assets and to conduct its business, except where the failure to have such power would not have a material adverse effect on its ability to consummate the Transactions.

Section 4.2. Authorization. The execution and delivery of this Agreement and the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the Transactions have been duly authorized by all requisite corporate action in accordance with applicable Law, and no other act or proceeding on the part of Buyer is necessary. Buyer has all requisite power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

Section 4.3. Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer in connection with Buyer’s authorization, execution and delivery of this Agreement or the Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the Transactions.

Section 4.4. No Violation. The execution, delivery and performance by Buyer and the Buyer Principals of this Agreement and the Transaction Documents to which any of them is a party and the consummation of the Transactions do not and will not:

(a) result in the breach of any of the terms or conditions of, or constitute (with or without notice or lapse of time of both) a default under or an event which would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any mortgage, note, bond, indenture, contract, agreement, license or other instrument or obligation of any kind or nature by which Buyer, or the Buyer Principals may be bound or affected which would have an adverse effect on Buyer’s, or the Buyer Principals’ ability to perform its obligations under this Agreement or the Transaction Documents;

(b) violate any Laws; or

(c) violate any provision of the certificate of incorporation or bylaws of Buyer.

Section 4.5. No Brokers or Finders. Neither Buyer nor any Affiliate thereof has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the Transactions.

Section 4.6. Financing. The Buyer Principals have furnished Seller with their balance sheets and income statements as of and for the annual periods ending December 31, 2006 and December 31, 2007, which fairly present their assets and liabilities as of the date thereof. Since December 31, 2007, the Buyer Principals have not suffered a material adverse effect on their financial position.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.1. Further Assurances. Each of the parties hereto agrees that subsequent to the Closing, upon the reasonable request of any other party hereto from time to time, it shall execute and deliver, or cause to be executed and delivered, such further reasonable instruments and take such other commercially reasonable actions as may be necessary to carry out the Transactions or to vest, perfect or confirm ownership of the Purchased Assets in Buyer.

Section 5.2. Permits. Promptly following the date hereof and for a period of 12 months following the Closing, Seller will use commercially reasonable efforts to have all Permits transferred or otherwise issued to Buyer; it being understood that, in any event, Seller and its Affiliates shall not be obligated to commence any litigation or to offer or grant any accommodation (financial or otherwise) to any Person or to incur any other obligation or liability therefor.

Section 5.3. Conduct of Morrisville Facility Pending Closing. Except (i) as required by applicable Laws or (ii) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, Seller shall not:

(a) sell, transfer, lease, license, pledge or encumber any of the Purchased Assets, except in the ordinary course of business;

(b) enter into an agreement to do any of the foregoing, or to authorize, recommend or announce an intention to do any of the foregoing; or

(c) intentionally take any other action or omit to take any other action that would cause the representations contained in Article 3 to be untrue, as of the Closing, with respect to the period from the date of this Agreement through the Closing Date.

Section 5.4. Consummation of Transaction. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions in accordance with the terms of this Agreement, including (i) the obtaining of all necessary approvals under any applicable Laws required in connection with this Agreement and the Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals and authorizations from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all commercially reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (iii) the obtaining of all necessary waivers, consents, approvals and authorizations from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions in accordance with the terms of this Agreement and fully to carry out the purposes of this Agreement; provided, however, that reasonable best efforts of Seller shall not require Seller to expend any funds to obtain such waivers, consents, approvals, authorizations or the like from third parties, other than immaterial amounts for legal fees associated with obtaining the same. Without limiting the foregoing, at the Closing, Buyer shall sign all the Loan Documents and cause all of the parties thereto (other than Seller) (a) to sign all the Loan Documents, (b) to deliver the original stock, partnership interest and membership interest certificates and (c) to obtain all third-party consents necessary to effect the transactions contemplated by the Loan Documents, including without limitation the Pledge Agreement included therein.

Section 5.5. Public Announcements. Prior to or at the Closing, any announcement related to the Transactions shall be approved and agreed upon by Buyer and Seller, but neither Buyer nor Seller shall unreasonably withhold, delay or condition approval thereof. Thereafter, Buyer, on the one hand, and Seller, on the other hand, shall, to the extent feasible, consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law. Buyer acknowledges that Seller must make press releases and filings as required by Law and that Seller must inform its customers of the Transactions in order to facilitate an orderly transition of the business, and Buyer will cooperate with Seller with respect to these obligations.

Section 5.6. Commonwealth of Pennsylvania Department of Revenue Bulk Sales Clearance. As promptly as is practical following the Closing Date, Seller shall apply to the Pennsylvania Department of Revenue (“PA DOR”) upon PA DOR Form REV-181 (or such successor form as is then prescribed by PA DOR) to obtain, with respect to the sale of the Purchased Assets from Seller to Buyer pursuant to this Agreement, a Tax Clearance Certificate (the “Clearance Certificate”) pursuant to Section 1403 of the Pennsylvania Fiscal Code, 72 P.S. Sec. 1403 and Section 321.1 of the Pennsylvania Tax Reform Code, 72 P.S. Sec. 7321.1 (collectively, the “Bulk Sales Statutes”). Seller shall thereafter diligently prosecute the application for the Clearance Certificate to successful conclusion and the issuance of the Clearance Certificate (including the payment of all Taxes required to obtain the issuance of the Clearance Certificate) and shall deliver a copy of the Clearance Certificate to Buyer within 10 business days of Seller’s receipt.

Section 5.7. Certain Employee Matters.

(a) Termination of Employment and Hiring. Simultaneously with the Effective Time, Seller will cease to employ the Current Employees. From the date hereof until the Closing Date, Seller will provide Buyer with reasonable access to the Current Employees for the purpose of determining which such employees Buyer desires to offer employment. On or prior to the Closing Date, Buyer shall make offers of employment to no less than 20 of the Current Employees on terms and conditions that are substantially comparable to the terms and conditions applicable to such Current Employees immediately prior to the Closing Date.

(b) Transferred Employees and Benefit Plans. Current Employees of Seller who accept employment with Buyer or one of its Affiliates shall be referred to herein as the “Transferred Employees.” Buyer shall, or shall cause one of its Affiliates to, take the following actions with respect to the Transferred Employees under any employee plans for which such employee may become eligible after the Closing: (A) waive any limitations regarding pre-existing conditions and eligibility waiting periods under any welfare or other employee benefit plan maintained by Buyer or any of its Affiliates on and after the Closing, to the extent such pre-existing condition or waiting period did not apply to such employee under a comparable plan of Seller or any of its Affiliates immediately prior to the Closing and (B) for all purposes (other than for purposes of benefit accruals under any pension or profit sharing plan intended to qualify under Code Section 401(a)) under all employee benefit plans applicable to the Transferred Employees, treat all service by the Transferred Employees with Seller or any of its Affiliates before the Closing as service with Buyer and its Affiliates.

(c) Seller’s Responsibilities. Seller shall retain responsibility for (i) any and all liability and obligations with respect to Current Employees who do not accept Buyer’s offer of employment on the terms set forth herein and (ii) any and all former employees of Seller, and Buyer shall not assume or have responsibility with respect to such employees for any period except as specifically provided in this Agreement; provided, however, that Current Employees who are hired by Buyer or any of its Affiliates within six months after the Closing shall be treated for purposes of this Agreement as Transferred Employees, but that Buyer shall have no obligation with respect to any salary, wages, benefits, claims, liabilities or other matters that may arise or accrue with respect to such Current Employees prior to their first day of active service with Buyer or one of its Affiliates and provided, further, that Buyer shall be liable for the Assumed PTO Liability to the extent that the Purchase Price is reduced thereby and Buyer shall be liable for any Damages caused by its breach of its covenants in this Section 5.7 in accordance with Article 8.

(d) Accrued Paid Time Off. Seller shall pay, in accordance with applicable law, earned, but unused vacation pay, sick leave or other paid time off as of the close of business on the Closing Date to any Current Employees who do not become Transferred Employees; provided, however, that Buyer shall be liable for the Assumed PTO Liability to the extent that the Purchase Price is reduced thereby.

(e) 401(k) Plan. Buyer shall cause the trustee of the trust for a plan maintained by Buyer or its Affiliate which is qualified under Sections 401(a) and 401(k) of the Code (the “Recipient Plan”) to accept on behalf of such plan rollover contributions from any Transferred Employee or, at the request of a Transferred Employee, a direct rollover from the trustee of the Material Sciences Corporation Savings and Investment Plan (the “401(k) Plan”) of an amount representing a Transferred Employee’s interest under the 401(k) Plan (including for this purposes, the in-kind rollover of any loan to such Transferred Employee which is part of such Transferred Employee’s account balance), all subject to and in accordance with the provisions of the Recipient Plan and applicable law. Buyer agrees to notify, or to cause an Affiliate to notify, the Transferred Employees of their right to make a rollover contribution or a direct rollover to the Recipient Plan.

(f) COBRA. Buyer agrees to provide any required notice under COBRA and any other applicable Law for qualifying events incurred by Transferred Employees and their dependents after the Closing. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability (other than liabilities with respect to Current Employees who do not accept Buyer’s offer of employment as provided in Section 5.7(a) (and their dependents) and any former employee of the Seller (and their dependents), all of which are retained by Seller) under COBRA or other comparable Law arising from the actions (or inactions) of Buyer or its Affiliates on or after the Closing Date.

(g) WARN Obligations. Buyer agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act (“WARN”) and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or similar event affecting employees and occurring after the Effective Time. Buyer shall indemnify and hold harmless Seller and its Affiliates with respect to any liability (other than liabilities retained by Seller with respect to non-Transferred Employees pursuant to Section 5.7(c)) under WARN or other comparable Law arising from the actions (or inactions) of Buyer or its Affiliates after the Effective Time.

(h) Successor Employer. Seller and Buyer shall take any and all actions required under applicable Laws, or otherwise, for Buyer to be designated as successor employer of the Transferred Employees for all 2008 payroll tax and income tax withholding purposes. Buyer shall prepare or cause to be prepared 2008 W-2 statements for all Transferred Employees, and Seller agrees to cooperate with Buyer to provide Buyer with all year-to-date wage history and payroll data with respect to the Transferred Employees. Seller agrees, if requested by Buyer, to consent to the designation of Buyer or one or more Affiliates of Buyer as successor employer for payroll tax and income tax withholding purposes and for purposes of unemployment insurance contribution ratings and/or worker’s compensation premium ratings under applicable state Law.

ARTICLE 6

CLOSING

Section 6.1. Closing. Subject to the terms and conditions set forth herein, the transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”), which shall take place through an escrow, at the offices of the Title Insurer, 33 South Seventh Street, Allentown, PA 18105 on the first business day after the date that is 30 days after the date hereof or as soon thereafter as practicable (but not more than three business days) following the satisfaction (or waiver) of the conditions to closing set forth in Sections 6.2 and 6.3 (other than conditions with respect to actions the parties will take at the Closing itself) or such other date as may be agreed to in writing by the parties hereto (the “Closing Date”). The Closing shall be deemed effective at 11:59 p.m. on the Closing Date (the “Effective Time”).

Section 6.2. Conditions to Buyer’s Obligation to Close. The obligation of Buyer to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer:

(a) No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any material part of the Transactions, or that will require any material divestiture by Buyer as a result of Buyer’s acquisition of the Purchased Assets.

(b) Representations and Warranties. The representations and warranties of Seller contained in Section 3.6 and the first sentence of Section 3.8 shall be true and correct in all material respects as of the Closing Date.

(c) Covenants. Seller shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing (except in each case for those agreements that are qualified as to “material,” “materiality,” “Material Adverse Change” or similar expressions, which shall have been performed or complied with in all respects).

(d) Litigation. No action or proceeding shall have been instituted by any Governmental Authority and, at what would otherwise have been the Closing Date, remain pending to restrain or prohibit any material part of the Transactions or to seek any material divestiture or to revoke or suspend any material license, permit, order or approval by reason of any of the Transactions; nor shall any Governmental Authority have notified any party to this Agreement or any of their respective Affiliates that consummation of any material part of the Transactions would constitute a violation of the laws of any jurisdiction or that it intends to commence an action or proceeding to restrain or prohibit any material part of the Transactions or to require such material divestiture, revocation or suspension; unless, in either such case, such Governmental Authority shall have withdrawn such notice and abandoned such action or proceeding.

(e) Real Estate Purchase Agreement. The conditions to the obligation of K. Matkem of Morrisville, LP to close the transactions contemplated by the Real Estate Purchase Agreement shall have been met, and the Real Estate Purchase Agreement shall not have been terminated. Closing under this Agreement is conditioned upon simultaneous closing of, and shall simultaneously close with the closing of, the transactions contemplated by the Real Estate Purchase Agreement.

Section 6.3. Conditions to Seller’s Obligation to Close. The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

(a) No Injunction. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays consummation of any material part of the Transactions.

(b) Covenants. Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing (except in each case for those agreements that are qualified as to “material,” “materiality,” “Material Adverse Change” or similar expressions, which shall have been performed or complied with in all respects).

(c) Litigation. No action or proceeding shall have been instituted by any Governmental Authority and, at what would otherwise have been the Closing Date, remain pending to restrain or prohibit any material part of the Transactions or to seek any material divestiture or to revoke or suspend any material license, permit, order or approval by reason of any of the Transactions; nor shall any Governmental Authority have notified any party to this Agreement or any of their respective Affiliates that consummation of any material part of the Transactions would constitute a violation of the laws of any jurisdiction or that it intends to commence an action or proceeding to restrain or prohibit any material part of the Transactions or to require such material divestiture, revocation or suspension; unless, in either such case, such Governmental Authority shall have withdrawn such notice and abandoned such action or proceeding.

(d) Real Estate Purchase Agreement. The conditions to Seller’s obligation to close the transactions contemplated by the Real Estate Purchase Agreement shall have been met, and the Real Estate Purchase Agreement shall not have been terminated. Closing under this Agreement is conditioned upon simultaneous closing of, and shall simultaneously close with the closing of, the transactions contemplated by the Real Estate Purchase Agreement.

Section 6.4. Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a) bills of sale, assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, as are effective to vest Buyer with full, complete and marketable right, title and interest in and to the Purchased Assets, free and clear of all Liens, in form and substance satisfactory to Buyer;

(b) a certificate executed and delivered by the Secretary of Seller in form and substance reasonably satisfactory to Buyer, attesting and certifying as to: (i) the certificate of incorporation (as also certified as of a recent date by the Secretary of the

State of the State of Delaware); (ii) copies of resolutions of the board of directors and sole stockholder of Seller authorizing the Transactions to which Seller is a party; and (iii) incumbency and specimen signature certificates with respect to the representatives of Seller;

(c) a certificate, executed by an authorized officer of Seller, certifying that the conditions specified in Section 6.2(b) have been fulfilled;

(d) certificate of good standing of Seller issued not earlier than 15 days prior to the Closing Date by the Secretaries of State of the States of Delaware and Pennsylvania;

(e) the Records;

(f) keys to the Morrisville Facility; and

(g) such other documents and instruments as Buyer may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to Buyer shall be in form and substance reasonably satisfactory to Buyer.

Section 6.5. Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) federal funds wire transfer(s) in accordance with Section 2.2;

(b) a certificate, executed and delivered by the sole member of Buyer in form and substance reasonably satisfactory to Seller, attesting and certifying as to: (i) the certificate of formation and operating agreement of Buyer adopting and authorizing the Transactions to which Buyer is a party and (ii) incumbency and specimen signature certificates with respect to an officer of the sole member Buyer;

(c) a certificate of good standing of Buyer issued not earlier than 15 days prior to the Closing Date from the Secretary of State of Pennsylvania;

(d) a certificate, executed by an authorized officer of Buyer, certifying that the conditions specified in Section 6.3(b) have been fulfilled;

(e) the Seller Note and the Loan Documents, executed by the Buyer Principals, an authorized officer of each of Buyer and K. Matkem of Morrisville, L.P. and each other party thereto (other than Seller);

(f) a Pennsylvania Exemption Certificate executed by Buyer relating to the exemption of the Purchased Inventory and Supplies from Pennsylvania sales tax; and

(g) such other documents and instruments as Seller may reasonably require in order to effectuate the transactions that are the subject of this Agreement.

All documents and instruments delivered to Seller shall be in form and substance reasonably satisfactory to Seller.

ARTICLE 7

TERMINATION

Section 7.1. Events Permitting Termination. This Agreement may be terminated by written notice given to all parties hereto prior to the Closing in the manner hereinafter provided:

(a) At any time prior to the Closing Date by agreement in writing between the parties;

(b) By Buyer or Seller if the Closing shall not have occurred on or before the date that is 60 days after the date hereof (or such other date as may have been agreed upon in writing by Buyer and Seller), other than as a result of the terminating party’s default hereunder; provided, however, that if Major Damage has occurred, the parties’ termination rights shall be governed by Sections 2.4(b), 7.1(e) and 7.1(f), and neither Buyer nor Seller shall have a right to terminate under this Section 7.1(b);

(c) By Buyer, provided it is not then in breach of its obligations hereunder, if Seller fails to perform any covenant in this Agreement in any material respect when performance thereof is due and has failed to cure such breach within 10 business days after receipt by Seller of written notice of such breach from Buyer;

(d) By Seller, provided it is not then in breach of its obligations hereunder, if Buyer fails to perform any covenant in this Agreement in any material respect when performance thereof is due and has failed to cure such breach within 10 business days after receipt by Buyer of written notice of such breach from Seller;

(e) By Seller, if Major Damage occurs after the date hereof and prior to the Closing Date; or

(f) By Buyer, if Major Damage occurs after the date hereof and prior to the Closing Date and the Equipment has not been (or the Buyer and Seller agree that it cannot be) restored on or before the date that is six months after the Occurrence Date to a condition that would permit the operation of the Equipment in substantially the same manner as it operated prior to the damage.

Section 7.2. Effect of Termination. The rights of termination under Section 7.1 are in addition to any other rights Buyer or Seller may have under this Agreement and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of Buyer and Seller under this Agreement will terminate, except that Article 8, Sections 9.8, 9.11 and 9.12 shall survive the termination of this Agreement; provided that (a) if this Agreement is terminated by Buyer because of a breach of this Agreement by Seller or because one or more of the conditions to Buyer’s obligations to consummate the Transactions under this Agreement is not satisfied as a result of Seller’s failure to comply with its obligations under this Agreement, Buyer’s right to pursue all available remedies at law (consistent with this Agreement) shall survive such termination unimpaired; and (b) if this Agreement is terminated by Seller because of a breach of this Agreement by Buyer or because one or more of the conditions to the Seller’s obligations to consummate the Transactions under this Agreement is not satisfied as a result of Buyer’s failure to comply with its obligations under this Agreement, Seller’s right to pursue remedies (consistent with this Agreement) shall survive such termination unimpaired.

Section 7.3. Treatment of Down Payment. If this Agreement is terminated pursuant to Section 7.1(a), (b), (c), (e) or (f), the Down Payment shall be promptly returned to Buyer. If this Agreement is terminated pursuant to Section 7.1(d), the Down Payment shall be promptly paid to Seller.

ARTICLE 8

INDEMNIFICATION

Section 8.1. Survival. The representations and warranties made in this Agreement or in any Transaction Document shall survive the Closing until the close of business on the date that is 18 months after the Closing Date and shall thereupon expire, together with any right to indemnification for breach thereof, except to the extent a Valid Third Party Claim Notice or Valid Other Claim Notice (each a “Valid Claim Notice”) shall have been given prior to such date in accordance with this Article 8 by the party seeking indemnification under this Agreement (the “Indemnified Party”) to the party from whom indemnification is being sought under this Agreement (the “Indemnifying Party”), in which case the representation or warranty alleged in the Valid Claim Notice to have been breached shall survive, to the extent of the claim set forth in the Valid Claim Notice only, until such claim is resolved; provided, however, that the representations and warranties set forth in Sections 3.1 (Organization; Good Standing), 3.2 (Authorization), 3.3 (Consents and Approvals), 3.4 (No Violation), 3.5 (Brokers or Finders) and 3.6 (Title to Purchased Assets) and Article 4, together with any right to indemnification for breach thereof, shall survive the Closing until the close of business on the 60th calendar day following the expiration of the applicable statute of limitations. The covenants and agreements contained herein (other than the covenant and agreement to indemnify against breach of representations and warranties, which shall expire as set forth in the first sentence of this Section 8.1) shall survive the Closing until the expiration of the applicable statute of limitations.

Section 8.2. Indemnification.

(a) Subject to this Article 8 and consummation of the Closing, Seller and MSC, jointly and severally, shall indemnify Buyer and its Affiliates and each of their respective present and future directors, officers, agents, representatives and employees (collectively, the “Buyer Indemnified Parties”) and hold them harmless from and against any losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Damages”), that are incurred or suffered by any of them by reason of (i) the untruth or inaccuracy of any of the representations or warranties made by Seller in this Agreement, (ii) the failure by Seller to perform or comply with any covenant or agreement in this Agreement, (iii) any Taxes imposed on Seller with respect to any period (or portion of any period) ending on or before the Closing Date and any Taxes imposed on Seller with respect to the Transactions, except as provided in the Real Estate Purchase Agreement or Section 9.6 or (iv) any unpaid Taxes (except as provided in Section 9.6) owed by Seller to the Commonwealth of Pennsylvania in respect of taxable periods to and including the Closing Date, whether or not at that time such Taxes have been settled, assessed or determined, and for which the PA DOR holds Buyer liable under the Bulk Sales Statutes by reason of Seller’s failure to procure and present to Buyer on or before the Closing Date, a PA DOR Clearance Certificate.

(b) Any recovery by the Buyer Indemnified Parties for indemnification shall be limited as follows: (i) no Buyer Indemnified Party shall be entitled to any recovery unless a claim for indemnification is made in accordance with Section 8.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 8.1; (ii) no Buyer Indemnified Parties shall be entitled to recover any amount for indemnification claims under Section 8.2(a) unless and until the amount that the Buyer Indemnified Parties are entitled to recover in respect of such claims exceeds, in the aggregate, $150,000 (the “Deductible”), in which event (subject to clause (iii) below) the entire amount that the Buyer Indemnified Parties are entitled to recover in respect of such claims less the Deductible shall be payable; and (iii) the maximum amount recoverable by the Buyer Indemnified Parties for indemnification claims under Section 8.2(a) shall in the aggregate be equal to 25% of the Purchase Price (the “Cap”). No Damages shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by a Buyer Indemnified Party to Seller in accordance with Section 8.3. Notwithstanding the foregoing, the Deductible and the Cap shall not apply to claims arising out of a breach of the representations and warranties in Section 3.9 and claims described in clauses (iii) and (iv) of Section 8.2(a).

(c) Buyer and the Buyer Principals, jointly and severally, shall indemnify Seller and its Affiliates and each of their respective present and future directors, officers, agents, representatives and employees (collectively, the “Seller Indemnified Parties”) and hold each of them harmless from and against all Damages that are incurred or suffered by any of them by reason of (i) the untruth or inaccuracy of any of the representations or warranties made by Buyer in this Agreement, (ii) the failure by Buyer to perform or comply with any covenants or agreement in this Agreement or the Transaction Documents or (iii) the Assumed PTO Liability. Seller shall not be entitled to any recovery unless a claim for indemnification is made in accordance with Section 8.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 8.1.

(d) Any recovery by the Seller Indemnified Parties for indemnification shall be limited as follows: (i) no Seller Indemnified Party shall be entitled to any recovery unless a claim for indemnification is made in accordance with Section 8.3, so as to constitute a Valid Claim Notice, and within the time period of survival set forth in Section 8.1; (ii) no Seller Indemnified Parties shall be entitled to recover any amount for indemnification claims under Section 8.2(c)(i), unless and until the amount that the Seller Indemnified Parties are entitled to recover in respect of such claims exceeds, in the aggregate, the Deductible, in which event (subject to clause (iii) below) the entire amount that the Seller Indemnified Parties are entitled to recover in respect of such claims less the Deductible shall be payable; and (iii) the maximum amount recoverable by the Seller Indemnified Parties for indemnification claims under Section 8.2(c)(i), shall in the aggregate be equal to the Cap. No Damages shall be included in determining whether the Deductible has been reached unless a Valid Claim Notice seeking indemnification for such Damages has been given by a Seller Indemnified Party to Buyer in accordance with Section 8.3.

Section 8.3. Procedures for Claims.

(a) In order for an Indemnified Party to be entitled to any indemnification provided for under this Article 8 in respect of, arising out of or involving a claim made by any third party against the Indemnified Party (a “Third-Party Claim”), the Indemnified Party must notify the Indemnifying Party in writing of the Third-Party Claim (a “Third-Party-Claim Notice”) promptly following receipt by such Indemnified Party of written notice of the Third-Party Claim, which notification, to be a valid Third-Party Claim Notice, with the effect set forth in Sections 8.1 and 8.2 (a “Valid Third-Party Claim Notice”), must be accompanied by a copy of the written notice, if any, of the third party claimant to the Indemnified Party asserting the Third-Party Claim; provided, that the failure to provide such notice promptly (so long as a Valid Third-Party Claim Notice is given before the expiration of the applicable period set forth in Section 8.1) shall not affect the obligations of the Indemnifying Party hereunder except to the extent the Indemnifying Party is prejudiced thereby. The Indemnified Party shall deliver to the Indemnifying Party copies of all other notices and documents (including court papers), if any, received by the Indemnified Party relating to the Third-Party Claim.

(b) The Indemnifying Party shall have the right to defend against any such Third-Party Claim (including to conduct any proceedings or settlement negotiations) with counsel of its own choosing. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim (including the right to participate in any settlement negotiations) and to employ its own counsel (it being understood that the Indemnifying Party shall control such defense and settlement negotiations), at its own expense, provided, however, that if the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have adversely conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. Whether or not the Indemnified Party participates in the defense of any Third-Party Claim, the Indemnified Party shall be entitled to reasonable notice of all court appearances and settlement negotiations and, to the extent requested by the Indemnified Party, copies of all proceedings filed with any Governmental Authority in connection with such Third-Party Claim. Prior to the time the Indemnified Party is notified by the Indemnifying Party as to whether the Indemnifying Party will assume the defense of a Third-Party Claim, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such Third-Party Claim, including responding timely to legal process. If the Indemnifying Party shall decline to assume the defense of a Third-Party Claim (or shall fail to notify the Indemnified Party of its election to defend such Third-Party Claim) within 30 days after the giving by the Indemnified Party to the Indemnifying Party of a Valid Third-Party Claim Notice with respect to the Third Party Claim, the Indemnified Party shall defend against the Third-Party Claim and the Indemnifying Party shall be liable to the Indemnified Party for all reasonable fees and expenses incurred by the Indemnified Party in the defense of the Third-Party Claim, including the reasonable fees and expenses of counsel employed by the Indemnified Party, if and to the extent that the Indemnifying Party is responsible to indemnify for such Third-Party Claim, and such fees and expenses shall be considered “Damages” for purposes of this Agreement. Regardless of which party assumes the defense of a Third-Party Claim, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing records and information that are relevant to such Third-Party Claim, and making employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability, consent to the entry of judgment with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall have the right to consent to the entry of judgment with respect to, or otherwise settle, compromise or discharge, such Third-Party Claim; provided, however, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), consent to the entry of judgment with respect to, or otherwise settle, compromise or discharge, any Third-Party Claim if such judgment, settlement, compromise or discharge involves equitable or other non-monetary damages or otherwise requires the Indemnified Party or any of its Affiliates to pay any amount to any Person, including the Indemnifying Party, or to take any action or refrain from taking any action (other than the execution of a customary release or covenant not to sue).

(c) In order for an Indemnified Party to be entitled to any indemnification provided for under this Article 8 in respect of a claim that does not involve a Third-Party Claim being asserted against such Indemnified Party (an “Other Claim”), the Indemnified Party must promptly notify the Indemnifying Party in writing of such Other Claim (the “Other Claim Notice”), which notification, to be a Valid Other Claim Notice, with the effect set forth in Sections 8.1 and 8.2 (a “Valid Other Claim Notice”), must certify that the Indemnified Party has in good faith already sustained some (though not necessarily all) Damages with respect to such claim. The failure by any Indemnified Party to notify the Indemnifying Party promptly (so long as a Valid Other Claim Notice is given before the expiration of the applicable period set forth in Section 8.1) shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 8.2, except to the extent that the Indemnifying Party has been prejudiced by such failure. If the Indemnifying Party does not notify the Indemnified Party in writing within 60 days from its receipt of an Other Claim Notice that the Indemnifying Party disputes such Other Claim, the Other Claim specified by the Indemnified Party in the Other Claim Notice shall be deemed a liability of the Indemnifying Party hereunder and, within 20 days of such date shall be paid by the Indemnifying Party to the Indemnified Party. Any final and non-appealable judgment entered or settlement agreed upon with respect to a Other Claim shall be binding upon the Indemnifying Party and shall be paid within 10 days of the date of the relevant final judgment or settlement agreement.

Section 8.4. Other Provisions.

(a) Exclusive Remedy. Except in case of fraud, the right to the indemnification provided in this Article 8 shall be the sole and exclusive monetary remedy for any inaccuracy or breach of any representation or warranty made by Seller or Buyer in this Agreement; provided, however, nothing herein shall be construed as limiting the rights of the Indemnified Parties with respect to seeking equitable or injunctive relief with respect to any covenant or agreement as expressly provided in this Agreement.

(b) Adjustment to Purchase Price. All amounts payable by one party in indemnification of the other shall be treated as an adjustment to the Purchase Price by Buyer, Seller and their respective Affiliates, to the extent permitted by law.

(c) Certain Damages. In no event shall Seller be liable for loss of profits or consequential damages incurred by Buyer in connection with an Other Claim.

(d) Subrogation. Upon making any payment to an Indemnified Party for any indemnification claim under this Agreement, the Indemnifying Party shall be subrogated, to the extent of such payment (an “Indemnification Payment”), to any rights which the Indemnified Party or its Affiliate may have against any other parties (including under any insurance policies) with respect to the subject matter underlying such indemnification claim. The Indemnified Party and its Affiliates shall cooperate with the Indemnifying Party in the pursuit of such rights and shall promptly turn over to the Indemnifying Party any payments (up to the amount of the Indemnification Payment) received in respect of such rights.

(e) Compliance with Laws after Closing. Notwithstanding anything in this Agreement to the contrary, Seller shall have no liability for any failure by Buyer or any of its Affiliates to comply with applicable law after the Closing by reason of the business being operated after the Closing in the manner operated prior to the Closing; provided, however, that nothing in this sentence shall affect Seller’s obligations under this Agreement with respect to the period before the Closing.

Section 8.5. Environmental Matters.

(a) Buyer (on its own behalf and on behalf of its Affiliates and the successors and assigns of any of the foregoing) each hereby waives any right to seek contribution or other recovery from Seller or from any of its Affiliates that any of them may now or in the future ever have under any Environmental Laws, including, without limitation, 42 U.S.C. §§ 9607 and 9613(f) of

CERCLA, as such laws were in the past or are currently in effect, or may in the future be enacted or be in effect. Buyer (on its own behalf and on behalf of its Affiliates and the successors and assigns of any of the foregoing) each hereby further unconditionally releases Seller and its Affiliates from any and all claims, demands and causes of action that any of them may now or in the future ever have against Seller or any of its Affiliates for recovery under CERCLA or under any other Environmental Laws as such laws were in the past or are currently in effect, or may in the future be enacted or be in effect.

(b) UPON THE CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE ENVIRONMENTAL MATTERS, MAY NOT HAVE BEEN REVEALED BY SELLER’S OR BUYER’S INVESTIGATIONS, AND BUYER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER OR ANY OTHER PERSON OR ENTITY MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF MATTERS REGULATED UNDER OR FOR WHICH LIABILITY MAY EXIST UNDER ENVIRONMENTAL LAWS. BUYER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION, CORRECTIVE ACTION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS IN ANY WAY PERTAINING TO THE PURCHASED ASSETS (INCLUDING ANY PAYMENTS, FINES OR PENALTIES PERTAINING THERETO) (COLLECTIVELY, “ENVIRONMENTAL ACTIONS”), BE REQUIRED AFTER THE CLOSING, SUCH ENVIRONMENTAL ACTIONS SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF BUYER. IN ADDITION AND NOT BY WAY OF LIMITING THE FOREGOING, SELLER SHALL HAVE NO LIABILITY FOR ANY POST-CLOSING LIABILITIES RESULTING IN WHOLE OR IN PART FROM ACTIONS UNDERTAKEN OR ALLOWED BY BUYER, INCLUDING WITHOUT LIMITATION ENVIRONMENTAL INVESTIGATIONS OR TESTING OF ANY SORT, THAT REASONABLY COULD BE ANTICIPATED TO ACCELERATE THE TIMING OF A CLAIM ARISING FROM OR IN CONNECTION WITH THE PRESENCE OF HAZARDOUS MATERIALS ON, IN, UNDER OR AROUND THE REAL PROPERTY ON WHICH THE MORRISVILLE FACILITY IS LOCATED (“ACT OF ACCELERATION”). ACTS OF ACCELERATION SHALL INCLUDE, WITHOUT LIMITATION, SOLICITING OR CONTACTING A GOVERNMENTAL AUTHORITY TO OBTAIN OR REQUEST THE ISSUANCE OF AN ORDER OR DIRECTIVE REGARDING THE DISCLOSURE, INVESTIGATION OR REMEDIATION OF HAZARDOUS MATERIALS OR ANY OTHER REMOVAL OR REMEDIAL ACTION. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, BUYER ASSUMES ALL OBLIGATIONS, AND SELLER SHALL HAVE NO DUTY TO INDEMNIFY OR DEFEND BUYER INDEMNIFIED PARTIES, FOR ANY DAMAGES RESULTING FROM OR IN CONNECTION WITH AN ACT OF ACCELERATION OR ANY CONDITION DISCOVERED AS A RESULT

THEREOF. NOTWITHSTANDING THE FOREGOING, SELLER AND NOT BUYER SHALL BE RESPONSIBLE FOR ENVIRONMENTAL ACTIONS BROUGHT AGAINST SELLER WITH RESPECT TO ACTIVITIES OCCURRING OR CONDITIONS EXISTING PRIOR TO CLOSING IF SUCH ENVIRONMENTAL ACTIONS ARE NOT THE RESULT, IN WHOLE OR IN PART, OF ACTIONS UNDERTAKEN (DIRECTLY OR INDIRECTLY) OR ALLOWED BY BUYER OR THE BUYER PRINCIPALS.

ARTICLE 9

MISCELLANEOUS

Section 9.1. Notices. All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by email, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to Seller or MSC:	Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
	Email:	jim.froisland@matsci.com
steve.hamilton@matsci.com
	Attn:	Jim Froisland

with a copy to:	Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661-3693
	Facsimile:	(312) 902-1061
	Email:	matthew.brown@kattenlaw.com
nancy.stern@kattenlaw.com
	Attn:	Matthew S. Brown, Esq.
Nancy Laethem Stern, Esq.

If to Buyer	c/o ATAS International Inc.
or the Buyer Principals:	6612 Snowdrift Road
Allentown, PA 18106
	Facsimile:	(610) 395-9342
	Email:	dbus@atas.com
	Attn:	Theodorus A. Bus, President

with a copy to:	Gross, McGinley, LaBarre & Eaton, LLP
33 South Seventh Street, P.O. Box 4060
Allentown, PA 18105
	Attn:	Michael A. Henry, Esq.
	Facsimile:	(610) 820-6006
	Email:	mhenry@gmle.com

or such other address as such party may have given to the other parties by notice pursuant to this Section 9.1. Notice shall be deemed given on (i) the date such notice is personally delivered, (ii) three days after the mailing if sent by certified or registered mail, (iii) one business day after the date of delivery to the overnight courier if sent by overnight courier, or (iv) the next succeeding business day after transmission by facsimile or email, followed by mail delivery.

Section 9.2. General Definitions. For the purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, and any officer, director or executive employee of such Person, and includes any past or present Affiliate of any such Person. The term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, includes the possession, directly or indirectly, of 5% or more of the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of such Person in any election of directors of such Person (or in the case of a Person which is not a corporation, 5% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act , 42 U.S.C. § 9601 et seq.

“Code” means the Internal Revenue Code of 1986, as amended.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Laws” means any Law that requires or relates to: pollution or protection of human health and the Environment.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances from time to time.

“Hazardous Materials” means (i) hazardous substances, as defined by CERCLA; (ii) hazardous wastes as defined by RCRA; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure; (iv) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos in any form or condition; (vi) polychlorinated biphenyls; and (vii) any other material, substance or waste to which liability or standards of conduct are imposed under any Environmental Laws.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (ii) all Trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all moral rights and copyrights in any work of authorship (including but not limited to catalogues and related copy, databases, software, and mask works) and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation) (collectively, “Software”), (vi) all other proprietary and intellectual property rights, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (viii) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“IRS” means the Internal Revenue Service of the United States.

“Loan Documents” means the Seller Note, that certain Open-End Mortgage, Security Agreement and Fixture Filing granted by K. MATKEM of Morrisville, L.P., as Mortgagor, to Seller, in substantially the form attached hereto as Exhibit B, that certain Guaranty in favor of Seller in substantially the form attached hereto as Exhibit C, and that certain Security Agreement in favor of Seller in substantially the form attached hereto as Exhibit D, including all annexes or exhibits to any of the foregoing.

“Patents” means all letters patent and pending applications for patents of the United States and all countries and jurisdictions foreign thereto and all reissues, reexaminations, divisions, continuations, continuations-in-part, revisions, and extensions thereof.

“Permits” means all rights of Seller in and to permits, licenses (but excluding licenses to use intellectual property), certifications, registrations, qualifications, approvals and authorizations by or of Governmental Authorities or third parties needed for or used in connection with its operation of the Business.

“Permitted Liens” means (a) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business and (b) Liens for Taxes not yet due and payable, or being contested in good faith by appropriate proceedings.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any Governmental Authority.

“Purchase Price” means the Base Purchase Price, plus the Purchased Inventory Price, minus the Assumed PTO Liability.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.

“Tax” means any multi-national, federal, state, local, municipal or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, sewer charges, sewer taxes, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Title Insurer” means Gross, McGinley, LaBarre & Eaton, LLP, Agent for Stewart Title Guaranty Company.

“Trademarks” mean, in the United States and all countries and jurisdictions foreign thereto, registered trademarks, registered service marks, trademark and service mark applications, unregistered trademarks and service marks, registered trade names and unregistered trade names, corporate names, fictitious names, trade dress, logos, slogans, Internet domain names, rights in telephone numbers, and other indicia of origin, together with all translations, adaptations, derivations, combinations and renewals thereof.

“Transaction Document” means any written agreement, document, certificate or instrument delivered pursuant to or in connection with this Agreement.

“Transactions” means the transactions contemplated by the Transaction Documents.

Section 9.3. Entire Agreement; Amendment; Confidentiality Agreement. This Agreement, including the exhibits and schedules hereto, the Transactions Documents and the instruments and agreements executed in connection herewith and therewith contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter, except for (a) the Confidentiality and Non-Disclosure Agreement dated as of April 7, 2008 by and among ATAS International, Inc., Theodorus A. Bus, James P. Bus and Seller (the “Confidentiality Agreement”) and (b) the Real Estate Purchase Agreement. This Agreement shall not be amended or modified except by an agreement in writing duly executed by each of the parties hereto. Buyer shall, and shall cause its officers, directors, employees, Affiliates, financial advisors and agents to, comply with the provisions of the Confidentiality Agreement with respect to information received prior to the Closing, and the provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

Section 9.4. Counterparts; Deliveries. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties, except that the failure of any party to comply with such a request shall not render this Agreement invalid or unenforceable. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 9.5. Third Parties. Nothing in this Agreement, express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the parties signatory hereto, the Buyer Indemnified Parties, the Seller Indemnified Parties and their respective heirs, representatives, successors and assigns, nor is anything set forth herein intended to affect or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over against any party to this Agreement.

Section 9.6. Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and all documents executed in connection herewith and in closing and carrying out the Transactions including, but not limited to, legal and accounting fees and expenses (collectively, the “Expenses”). Buyer shall be solely responsible for all other sales, transfer, documentary, stamp, recording, conveyance and similar taxes and fees (including any penalties and interest) due with regard to the Transactions contemplated by this Agreement.

Section 9.7. Waiver. No failure of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party. Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, set forth therein.

Section 9.8. Governing Law. This Agreement shall be construed and governed in accordance with the internal laws of the State of Pennsylvania without regard to the principles of conflicting laws.

Section 9.9. Assignments. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by Buyer without the prior written consent of Seller, except that Buyer may, without the requirement of prior written consent of Seller, assign this Agreement to an Affiliate. Any such permitted assignment shall not release Buyer from its obligations under this Agreement. Notwithstanding anything in this Agreement to the contrary, Seller’s rights under this Agreement may be assigned as necessary to effectuate the Agreed Tax Treatment.

Section 9.10. Headings. The subject headings of articles and sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

Section 9.11. Jurisdiction of Courts. Any Proceeding initiated over any dispute arising out of or relating to this Agreement or any of the Transactions shall be initiated in any federal or state court located within Bucks County, Pennsylvania, and the parties further agree that venue for all such matters shall lie exclusively in those courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the Court of Common Pleas of Bucks County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania. The parties agree that a judgment in any such dispute may be enforced in other jurisdictions by Proceedings on the judgment or in any other manner provided by Law.

Section 9.12. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto. The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

Section 9.13. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 9.14. Knowledge. For purposes of this Agreement and the Transaction Documents, “knowledge of Seller” and each phrase having equivalent meaning (e.g., “known to Seller” or “to Seller’s knowledge”) shall mean the facts or other information actually known by Steven Hamilton or Joe Domaracki.

Section 9.15. Interpretive Matters. Unless the context otherwise requires, (a) all references to Articles, Sections or Schedules are to Articles, Sections or Schedules in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

Section 9.16. Counterparts. This Agreement may be executed and delivered in several counterparts, each of which, when so executed and delivered, shall constitute an original, fully enforceable counterpart for all purposes.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MSC PRE FINISHED METALS (MV) INC.

By:	/s/ Clifford D. Nastas
Clifford D. Nastas, Chief Executive Officer

MATERIAL SCIENCES CORPORATION

By:	/s/ Clifford D. Nastas
Clifford D. Nastas, Chief Executive Officer

BRIGHTSMITH, LLC

By:	J.P. Tab, Inc., its sole member

By:	/s/ James P. Bus
James P. Bus

/s/ Theodore A. Bus
Theodorus A. Bus

/s/ James P. Bus
James P. Bus